Exhibit 99.1

[Cox Logo]

FOR IMMEDIATE RELEASE, JUNE 4, 2003

COX COMMUNICATIONS, INC. ANNOUNCES COMPLETION OF CASH TENDER OFFERS FOR ITS PRIZES AND PREMIUM PHONES

ATLANTA – Cox Communications, Inc. (NYSE: COX) today announced that it has successfully completed the cash tender offers for its outstanding 2% Exchangeable Subordinated Debentures due 2029 (the “PRIZES”) and 3% Exchangeable Subordinated Debentures due 2030 (the “Premium PHONES”), upon the terms and subject to the conditions previously announced on May 6, 2003 and amended on May 19, 2003. Cox has accepted for payment $1,257,467,826 original principal amount of the PRIZES and $274,881,000 original principal amount of the Premium PHONES, representing approximately 98.84% and 99.96%, respectively, of the outstanding amount of each security. Cox will pay an aggregate of $755.1 million for these tendered PRIZES and Premium PHONES representing the tender offer consideration plus accrued and unpaid interest for each security from the last interest payment date to, but excluding, June 5, 2003, the anticipated settlement date. Morgan Stanley and Merrill Lynch & Co. acted as dealer managers and Banc of America Securities LLC and SunTrust Robinson Humphrey served as co-managers for the tender offers.

Cox Communications, a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customer relationships, including 6.3 million basic cable customers nationwide. Cox is the nation’s fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via its affiliate Cox Business Services, LLC. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel.

Investor Contact:
Lacey Lewis
404.269.7608
lacey.lewis@cox.comMedia Contact:
Bobby Amirshahi
404.843.7872
bobby.amirshahi@cox.com